SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2005
BRAND INTERMEDIATE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	333-102511-14 (Commission File Number)	13-3909682 (IRS Employment Identification No.)

15450 South Outer Highway 40, #270
Chesterfield, Missouri 63017
(Address of principal executive offices)

Registrant's telephone number, including area code 636-519-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

A. Senior Credit Facility

In connection with the acquisition described in Item 2.01, on July 29, 2005, Brand Services, Inc. ("Brand") amended and restated its existing credit facility with Credit Suisse (formerly known as Credit Suisse First Boston, acting through its Cayman Islands Branch), as administrative agent, and other institutions, to provide for supplemental term loans in the aggregate principal amount of $185 million. As amended and restated, the credit facility consists of $287.0 million in aggregate principal amount of term loans, a letter of credit facility of $20 million, a synthetic letter of credit facility of $15 million and a revolving credit facility of $50 million. $57 million of the supplemental term loan was made in Canadian dollars.

Indebtedness under the credit facility for US dollar loans bears interest at a floating rate based upon (i) the Base Rate (as defined in the credit agreement), in each case plus 2.25%, in the case of revolving loans, 2.75%, in the case of letter of credit facility loans, or 2.00%, in the case of synthetic letter of credit facility loans and term loans, or, at our option, (ii) the LIBOR Rate (as defined in the credit agreement) for one, two, three or six month period, (or a nine or twelve month period if, at the time of the relevant LIBOR Rate Loan, all Lenders participation therein agree to make an interest period of such duration available) plus 3.50%, in the case of revolving loans, 4.00%, in the case of letter of credit facility loans or 3.00%, in the case of synthetic letter of credit facility loans and term loans. Indebtedness under the credit facility for Canadian dollar loans bears interest at (i) in the case of Canadian prime rate loans, a floating rate based upon the Canadian Prime Rate (as defined in the credit agreement), plus 2.25% or, at our option, (ii) in the case of bankers’ acceptance loans, Brand will pay a fee at the rate of 3.25% calculated on the basis of a year of 365 days on the face amount at maturity (or the principal amount in the case of a bankers’ acceptance equivalent loan) of such bankers’ acceptance for the period from and including the date of acceptance (or advance in the case of a bankers’ acceptance equivalent loan) of such bankers’ acceptance to but excluding the maturity date of such bankers’ acceptance. The interest period for bankers’ acceptance loans is a 30, 60, 90 or 180 day period (in each case subject to availability). The interest rate for loans under the revolving credit facility and the letter of credit facility is subject to adjustment on a quarterly basis, based on the ratio of our consolidated debt to EBITDA.

The revolving facility will mature in October 2008. The term loan will mature in January 2012. The term loan is subject to nominal quarterly amortization payments, with the balance payable in equal installments on the maturity date. In addition, the credit agreement will provide for mandatory repayments, subject to certain exceptions, of the term loan based on certain asset sales, the net proceeds of certain debt and equity issuances, excess cash flow and insurance proceeds.

The amended credit agreement contains the following financial covenants:

Minimum Interest Coverage Ratio. Our ratio of Consolidated EBITDA to consolidated cash interest expense for any four-fiscal quarter period ending during any of the periods set forth below cannot be less than the ratio indicated:

Period	Minimum Interest Coverage Ratio
Through September 30, 2006	1.75:1.00
October 1, 2006 through December 31, 2008	2.00:1.00
January 1, 2009 and thereafter	2.25:1.00

Maximum Leverage Ratio. Our ratio of period end consolidated total debt (net of cash and cash equivalents) to Consolidated EBITDA for any four fiscal quarter period ending during any of the periods set forth below cannot exceed the ratio indicated:

Period	Maximum Leverage Ratio
Through September 30, 2006	6.00:1.00
October 1, 2006 through December 31, 2006	5.75:1.00
January 1, 2007 through December 31, 2007	4.75:1.00
January 1, 2008 through December 31, 2008	4.00:1.00
January 1, 2009 and thereafter	3.00:1.00

The credit agreement also contains covenants which, among other things, limit the amount of capital expenditures, the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness (including the notes), liens and encumbrances and other matters customarily restricted in such agreements. The credit agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, failures under ERISA or foreign pension plans, judgment defaults, failure of any guaranty or security document supporting the credit agreement to be in full force and effect and any change of control.

B. Preferred Stock

On July 29, 2005, Brand Intermediate Holdings, Inc. ("Intermediate") issued and sold to J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners (BHCA), L.P. and J.P. Morgan Partners Global Investors (Selldown), L.P. $30.0 million aggregate liquidation value of its Series A Preferred Capital Stock.

Dividends on the preferred stock will accrue cumulatively on a daily basis at a rate of 18% per annum (computed on the basis of a 360-day year of twelve 30-day months) on the liquidation value of the preferred stock. The dividend rate will increase (a) by 0.25% on each quarter after the occurrence of certain events of default, up to a maximum rate of 20.0% per annum and (b) to 20% per annum after a default in any payment due on the preferred stock.

The preferred stock is required to be redeemed by Intermediate on October 16, 2014 at their liquidation value and upon the occurrence of a change of control at 101% of their liquidation value. Prior to July 1, 2008, the preferred stock may be redeemed at the option of Intermediate at a redemption price equal to the sum of the present values of 109% of the aggregate liquidation value of the preferred stock to and including July 1, 2008, discounted to the date of redemption on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 50 basis points, together with, in each case, accrued and unpaid dividends, if any redemption date.

After July 1, 2008, the preferred stock may be redeemed at the option of Intermediate, at the following redemption prices (expressed as percentages of the liquidation value thereof), plus, in each case, accrued and unpaid dividends to the date of redemption, if any:

Period in which redemption occurs	Percentage
July 1, 2008 through (and including) June 30, 2009	109%
July 1, 2009 through (and including) June 30, 2010	104.5%
July 1, 2010 through (and including) June 30, 2011	102.25%
Thereafter	100%

The foregoing descriptions of the Credit Agreement and the preferred stock are qualified in their entirety by the copies of those documents that are included as exhibits to this current report on Form 8-K and are incorporated by reference herein.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On July 29, 2005, Brand Services, Inc. completed the acquisition of the operating assets of the Aluma Systems group of companies of Toronto, Ontario, Canada ("Aluma"), pursuant to the terms of the  Asset Purchase Agreement dated May 19, 2005 with Aluma for aggregate consideration of C$255.0 million (approximately US$208 million). The purchase price is subject to post-closing adjustments as set forth in the purchase agreement. The sources of funds for the acquisition and related fees and expenses consisted of $185 million of supplemental term loans, $5 million of borrowings under the revolving credit facility and $30 million from the sale of the preferred stock.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

3.1 Second Amended and Restated Certificate of Incorporation of Brand Intermediate Holdings, Inc.

10.1 Amended and Restated Credit Agreement dated as of July 29, 2005.

10.2 Purchase Agreement dated as of July 29, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAND INTERMEDIATE HOLDINGS, INC.

Date: August 3, 2005	By:	/s/ Anthony A. Rabb
Anthony A. Rabb
Chief Financial Officer and Vice President, Finance